UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 8, 2011

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	001-35083	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 266-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2011, the Board of Directors of GSI Group Inc. (the “Company”) appointed Peter Chang as the Company’s Vice President, Corporate Controller and Chief Accounting Officer, effective on August 15, 2011.

Mr. Chang, age 46, joins the Company from Merck Millipore (formerly known as Millipore Corporation), where he spent the last six (6) years in Corporate Accounting, most recently as the Assistant Corporate Controller. Prior to that, Mr. Chang spent nearly ten (10) years at PricewaterhouseCoopers LLP, most recently as a Senior Manager in their Audit and Assurance Services practice. Mr. Chang is a Certified Public Accountant (CPA). He attended Beijing Normal College of Foreign Languages, graduating with a Bachelor of Arts degree in English. In addition, Mr. Chang received a Master of Arts degree in History from Rhode Island College, and a Master of Science degree in Accounting from the University of Rhode Island.

Mr. Chang will receive an initial base salary of $230,000 per year. In addition, on August 15, 2011 the Company will grant Mr. Chang 12,000 restricted stock units (the “Sign-On RSUs”) pursuant to the GSI Group Inc. 2010 Incentive Award Plan. The Sign-On RSUs will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a change in control.

Beginning with respect to 2011, Mr. Chang will be eligible to receive an annual performance-based cash bonus of 40% of his annual base salary (the “Target Bonus”) payable upon the attainment of individual and Company performance goals established by the Company. With respect to 2011, the Target Bonus will be prorated based on Mr. Chang’s partial-year service.

In addition, commencing in 2012, Mr. Chang will be eligible for an annual equity compensation award with a value equal to 50% of his annual base salary in each applicable year of his employment (the “Annual Equity Awards”). The form, terms and conditions of each Annual Equity Award will be determined by the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI Group Inc.
(Registrant)

Date: August 12, 2011	By:	/s/ Robert Buckley
Robert Buckley
Chief Financial Officer

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